UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):     July 7, 2006


                                DERMISONICS, INC.
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             (Exact name of registrant as specified in its charter)

             Nevada                    000-32903               98-0233859
             ------                    ---------               ----------
  (State or other jurisdiction        (Commission            (IRS Employer
        of incorporation)             File Number)         Identification No.)


                2 Park Plaza, Suite 450, Irvine, California 92614
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                    (Address of principal executive offices)

Registrant's telephone number, including area code: 949-733-1101


            --------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 5.02      ELECTION OF DIRECTORS.

     On July 7, 2006, Bruce K. Redding was elected to the Board of Directors of the Company to fill an existing vacancy on the Board. Mr. Redding was elected in accordance with the provisions of the Asset Purchase Agreement (the "Purchase Agreement") between the Company and Encapsulation Systems, Inc. ("ESI") dated June 9, 2004 that permit ESI for a period of five years from the date of such agreement to designate, and the Company is obligated to nominate and use its best efforts to cause the appointment or election of, one person to serve as a member of the Board of Director. Mr. Redding has not been appointed to serve on any committees of the Board. From 1998 to the present, Mr. Redding has also been the President of ESI.

     On July 29, 2004, in accordance with the provisions of the Purchase Agreement, the Company entered into an employment agreement with Mr. Redding. Mr. Redding's employment agreement provides that he will serve as the Company's Executive Vice President of Licensing and Corporate Strategy for a period of three years at a salary of $125,000 in the first year, $150,000 in the second year and $175,000 in the third year. The agreement is renewable for two one-year terms at salaries of $200,000 and $225,000 unless either party shall give the other 90 days prior notice of its intent not to renew the agreement. Under the employment agreement, the Company was obligated to pay Mr. Redding a signing bonus of $80,000 in eight equal installments. The Company also was obligated to provide Mr. Redding with (i) the use of a car during the term of the agreement,
(ii) errors and omissions insurance for the term of his employment, and (iii) a $1,000,000 life insurance policy payable at Mr. Redding's discretion. Under the agreement, Mr. Redding is obligated to transfer and assign to the Company all inventions and improvements relating to the company's intellectual property. Mr. Redding is obligated to maintain all information relating to the intellectual property and the Company in confidence during the term of the agreement or thereafter. The Company may terminate Mr. Redding's employment at any time upon notice from the Company either (i) upon the determination by the Company that his performance is not satisfactory for any reason (other than justifiable cause, as described below) and the giving of notice specifies with reasonable particularity how such performance is not satisfactory, and Mr. Redding has failed to remedy his performance to the reasonable satisfaction of the Company within 30 days of such notice; or (ii) upon the determination by the Company that there is justifiable cause, such as his conviction of any crime involving the Company's money or other property or which constitutes a felony or the unauthorized disclosure of confidential information, any attempt to secure improper personal profit in connection with the business of the Company or his repeated and willful failure to comply with his duties under the employment agreement. If the Company terminates Mr. Redding's employment for reasons other than justifiable cause, disability or death, he will be entitled to receive severance pay in an amount equal to one-twelfth of the sum of his then annual salary plus the amount of the last bonus awarded to him for a period equal


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to one month for each month that he was employed by the Company, provided however, that in no event shall such period be less than six months nor more than 12 months. Mr. Redding may terminate his employment at any time upon 30 days' prior written notice to the Company.

     During the course of the employment agreement, the Company has been in default of various provisions of the contract, including salary payments. On September 7, 2005, Mr. Redding agreed to accept shares of common stock in forgiveness of unpaid compensation due him. The Company issued Mr. Redding 152,135 shares of common stock in forgiveness of unpaid compensation due to him. The Company also issued Mr. Redding 250,000 shares of common stock as a bonus for his work in obtaining institutional review board approval for three human pilot tests of the Company's U-Strip technology. As of March 31, 2006, the Company owed Mr. Redding $24,578 in unpaid compensation.

     From August 2004 to the present ESI has provided research and development services to the Company on a month-to-month basis. As of March 31, 2006, the Company owed ESI $221,528 for such services. Mr. Redding is the largest shareholder of ESI and ESI is the Company's largest shareholder.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        DERMISONICS, INC.


Date: July 13, 2006             By: /s/ Bruce H. Haglund
                                    --------------------------------
                                       Bruce H. Haglund, Chairman